Exhibit 10.5

PRESIDIO, INC.

EXECUTIVE BONUS PLAN

Section 1. Purpose

This Executive Bonus Plan (this “Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Presidio, Inc., a Delaware corporation (the “Company”), and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executives. This Plan is for the benefit of Covered Executives (as defined below).

Section 2. Administration

Subject to applicable law and regulation, the Board of Directors of the Company (the “Board”), the Compensation Committee of the Board (the “Compensation Committee”), or such other committee of the Board as the Board may from time to time designate (the “Other Committee”) shall have the sole discretion and authority to administer and interpret this Plan (the Board, the Compensation Committee, or the Other Committee, as applicable, that administers and interprets this Plan, the “Administrator”).

Section 3. Covered Executives

From time to time, the Administrator may select certain key executives of the Company (the “Covered Executives”) to be eligible to receive bonuses hereunder, including without limitation such executive officers of the Company who may constitute “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Section 4. Bonus Determinations

The Company may pay bonuses to the Covered Executives under this Plan based upon such terms and conditions as the Administrator may in its discretion determine; provided, however, that in no event shall any bonus to a Covered Executive exceed $10,000,000 in respect of any given calendar year.

Section 5. Bonus Payment

The payment of a bonus to a Covered Executive with respect to a given performance period shall be conditioned upon the Covered Executive’s meeting each of the following criteria: (a) the Covered Executive must be employed by the Company or a subsidiary of the Company on the date on which the bonus is paid, and (b) the Company must have a reasonable expectation of the Covered Executive’s continued employment as of and beyond the date on which the bonus is paid; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death, or disability, or as may be required by or contemplated in an individual employment or similar agreement. Unless expressly set forth in a given agreement, all bonuses payable under this Plan shall be paid following the Board’s approval of the Company’s Annual Report on Form 10-K for the fiscal year in which the applicable performance period occurs (and, in any event, no later than two and one-half months following the year in which the bonuses became vested).

Section 6. Amendment and Termination

The Board reserves the right to amend or terminate this Plan at any time in its sole discretion. Any amendments to this Plan shall require stockholder approval only to the extent required by any applicable law, rule, or regulation.

Section 7. No Employment Rights

Nothing in this Plan shall confer upon any Covered Executive the right to continue in the employ of the Company or affect any right that the Company may have to terminate such employment.

Section 8. Stockholder Approval

No bonuses shall be paid under this Plan unless and until the Company’s stockholders shall have approved this Plan. This Plan shall be submitted for the approval of the Company’s stockholders after the initial adoption of this Plan by the Board.

Section 9. Required Taxes

No later than the date as of which an amount first becomes includible in the gross income of a Covered Executive for federal, state, local, or foreign income or employment or other tax purposes with respect to any award under this Plan, such Covered Executive shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Covered Executive.

Section 10. Governing Law

All questions concerning the construction, interpretation, and validity of this Plan shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 11. Term of Plan

This Plan shall become effective as of February 24, 2017. This Plan shall expire on the earliest to occur of: (a) the first material modification of this Plan (as defined in Treasury Regulation § 1.162-27(h)(1)(iii)); (b) the first meeting of the Company’s stockholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Securities Exchange Act of 1934, as amended; or (c) such other date required by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (including, without limitation, Treasury Regulation § 1.162-27(f)(2)). This Plan is intended to be subject to the relief set forth in Treasury Regulation § 1.162-27(f)(1) and shall be interpreted accordingly.